EXHIBIT 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com
News Release

AMGEN’S 2014 REVENUES INCREASED 7 PERCENT

TO $20.1 BILLION AND ADJUSTED EARNINGS PER

SHARE (EPS) INCREASED 14 PERCENT TO $8.70

2014 GAAP EPS Were $6.70

2015 Revenues and Adjusted EPS Reaffirmed to be in the Range of

$20.8-$21.3 Billion and $9.05-$9.40, Respectively

THOUSAND OAKS, Calif. (Jan. 27, 2015) – Amgen (NASDAQ:AMGN) today announced financial results for the fourth quarter and full year of 2014. Key results include:

•	For the fourth quarter, total revenues increased 6 percent to $5,331 million, with product sales growing at 8 percent. Adjusted EPS grew 19 percent to $2.16.

•

For the full year, total revenues increased 7 percent to $20,063 million, with 6 percent product sales growth driven by strong performance across the portfolio. Adjusted operating income grew 22 percent to $8,475 million. Adjusted EPS grew 14 percent to $8.70, driven by higher operating income offset partially by a higher tax rate in 2014.

•	2014 adjusted operating margin improved by 6 percentage points to 44 percent.

•	GAAP EPS were $1.68 in the fourth quarter compared to $1.33 a year ago and $6.70 for the full year compared to $6.64 in 2013.

•	Free cash flow for the full year was $7.8 billion compared to $5.6 billion in 2013 driven by higher revenues, higher operating income and improved working capital.

“2014 was an outstanding year for Amgen,” said Robert A. Bradway, chairman and chief executive officer. “Following tremendous progress in our pipeline, we look forward to embarking on a new product cycle with the launch of important new medicines throughout 2015.”

	Year-over-Year			Year-over-Year
$Millions, except EPS and percentages	Q4 ‘14	Q4 ‘13	YOY r	FY ‘14	FY ‘13	YOY r
Total Revenues	$5,331	$5,011	6%	$20,063	$18,676	7%
Adjusted Operating Income	$2,033	$1,767	15%	$8,475	$6,972	22%
Adjusted Net Income	$1,670	$1,391	20%	$6,700	$5,814	15%
Adjusted EPS	$2.16	$1.82	19%	$8.70	$7.60	14%

GAAP Operating Income	$1,459	$1,187	23%	$6,191	$5,867	6%
GAAP Net Income	$1,294	$1,021	27%	$5,158	$5,081	2%
GAAP EPS	$1.68	$1.33	26%	$6.70	$6.64	1%

References in this release to “adjusted” measures, measures presented “on an adjusted basis” or to free cash flow refer to non-GAAP financial measures. These adjustments and other items are presented on the attached reconciliations.

2014 Revenues Increased 7 Percent to $20.1 Billion and Adjusted Earnings Per Share Increased 14 Percent to $8.70

•

Total product sales increased 8 percent for the fourth quarter of 2014 versus the fourth quarter of 2013. The increase was driven primarily by Enbrel® (etanercept), Neulasta® (pegfilgrastim), Prolia® (denosumab), XGEVA® (denosumab) and Vectibix® (panitumumab). Growth for the quarter was due primarily to higher unit demand, and to a lesser extent, price. Product sales increased 6 percent for the full year driven by strong performance across the portfolio.

•	ENBREL sales increased 11 percent year-over-year for the fourth quarter and 3 percent for the full year driven by price, and to a lesser extent, higher unit demand.

•

Neulasta sales increased 7 percent year-over-year for the fourth quarter and 5 percent for the full year driven mainly by price. NEUPOGEN® (filgrastim) sales decreased 11 percent year-over-year for the fourth quarter driven by the impact of competition in the United States (U.S.) and unfavorable changes in inventory levels and foreign exchange rates, offset partially by the benefit from the acquisition of commercial rights in new markets. NEUPOGEN sales declined 17 percent for the full year due primarily to an unfavorable comparison to 2013 as a result of the $155 million order from the U.S. government in 2013.

•	Prolia sales increased 33 percent year-over-year for the fourth quarter and 38 percent for the full year, driven by higher unit demand from share growth.

•	XGEVA sales increased 14 percent year-over-year for the fourth quarter and 20 percent for the full year driven by higher unit demand. XGEVA continues to capture share in a growing market.

•	Vectibix sales increased 29 percent year-over-year for the fourth quarter and 30 percent for the full year driven by higher unit demand.

•

Kyprolis® (carfilzomib) sales increased 25 percent year-over-year for the fourth quarter driven by higher unit demand. 2014 sales totaled $331 million in the first full year of commercialization since the acquisition of Onyx Pharmaceuticals, Inc. (Onyx).

•

EPOGEN® (epoetin alfa) sales increased 3 percent year-over-year for the fourth quarter as price and favorable changes in inventory levels were offset partially by a decline in unit demand. Sales increased 4 percent for the full year driven by price, offset partially by declines in unit demand.

•

Sensipar®/Mimpara® (cinacalcet) sales increased 3 percent year-over-year for the fourth quarter as unit demand growth of 10 percent and price growth were offset partially by unfavorable changes in inventory levels. Sales increased 6 percent for the full year driven primarily by unit demand.

•	Aranesp® (darbepoetin alfa) sales increased 2 percent year-over-year for the fourth quarter and 1 percent for the full year driven largely by higher unit demand.

•

Nplate® (romiplostim) decreased 1 percent year-over-year for the fourth quarter as 7 percent unit demand growth was more than offset by unfavorable changes in inventory levels and foreign exchange rates. Sales for the full year increased 10 percent due mainly to higher unit demand.

2014 Revenues Increased 7 Percent to $20.1 Billion and Adjusted Earnings Per Share Increased 14 Percent to $8.70

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q4 ‘14			Q4 ‘13	YOY r
	US	ROW	TOTAL	TOTAL	TOTAL
Neulasta®/ NEUPOGEN®	$1,143	$311	$1,454	$1,407	3%
Neulasta®	946	234	1,180	1,098	7%
NEUPOGEN®	197	77	274	309	(11%)
Enbrel®	1,261	76	1,337	1,200	11%
XGEVA®/ Prolia®	422	218	640	522	23%
XGEVA®	225	100	325	286	14%
Prolia®	197	118	315	236	33%
EPOGEN®	539	0	539	525	3%
Aranesp®	206	273	479	470	2%
Sensipar® / Mimpara®	229	88	317	307	3%
Vectibix®	49	83	132	102	29%
Nplate®	67	52	119	120	(1%)
Kyprolis®	84	7	91	73	25%
Other	3	63	66	73	(10%)

Total product sales	$4,003	$1,171	$5,174	$4,799	8%

$Millions, except percentages	FY ‘14			FY ‘13	YOY r
	US	ROW	TOTAL	TOTAL	TOTAL
Neulasta®/ NEUPOGEN®	$4,488	$1,267	$5,755	$5,790	(1%)
Neulasta®	3,649	947	4,596	4,392	5%
NEUPOGEN®	839	320	1,159	1,398	(17%)
Enbrel®	4,404	284	4,688	4,551	3%
XGEVA®/ Prolia®	1,482	769	2,251	1,763	28%
XGEVA®	857	364	1,221	1,019	20%
Prolia®	625	405	1,030	744	38%
EPOGEN®	2,031	0	2,031	1,953	4%
Aranesp®	794	1,136	1,930	1,911	1%
Sensipar® / Mimpara®	796	362	1,158	1,089	6%
Vectibix®	168	337	505	389	30%
Nplate®	260	209	469	427	10%
Kyprolis®	306	25	331	73	*
Other	3	206	209	246	(15%)

Total product sales	$14,732	$4,595	$19,327	$18,192	6%

*	Not meaningful

2014 Revenues Increased 7 Percent to $20.1 Billion and Adjusted Earnings Per Share Increased 14 Percent to $8.70

Operating Expense, Operating Income and Tax Rate Analysis, on an Adjusted Basis

•	Cost of Sales margin decreased 0.1 point in the fourth quarter of 2014 and remained flat for the full year.

•

Research & Development (R&D) expenses in the fourth quarter of 2014 were unchanged from the same quarter last year and included a $60 million upfront payment related to the Company’s cancer immunotherapy collaboration with Kite Pharma. For the full year, R&D expenses increased 5 percent driven by the addition of Onyx programs and support for later-stage clinical programs, offset partially by reduced expenses associated with marketed product support and Discovery Research & Translational Sciences.

•

Selling, General & Administrative (SG&A) expenses were flat in the fourth quarter of 2014. Increased commercial expenses in preparation for new product launches were offset largely by lower ENBREL-related payments. For the full year, SG&A expenses decreased 10 percent driven primarily by lower ENBREL-related payments, offset partially by the addition of Onyx and increased commercial expenses in preparation for new product launches.

•

Operating Income increased 15 percent in the fourth quarter of 2014. For the full year, Operating Income increased 22 percent driven by higher revenues, lower Enbrel-related payments and over $300 million in cost savings from previously announced actions to transform to a more focused operating model. Total savings were offset substantially by the impact of consolidating the expenses of Onyx on a full year basis, as well as increased investments in later-stage clinical programs, new product launch preparation, and external business development including the Kite Pharma collaboration.

•

Adjusted Tax Rate for the fourth quarter of 2014 reflects the favorable tax benefit from the extension of the 2014 federal R&D tax credit, offset partially by the unfavorable tax impact of changes in the geographic mix of earnings. Extension of the federal R&D tax credit, as well as certain other business tax provisions for 2014, resulted in a tax benefit of $109 million for the Company in the fourth quarter. The full year adjusted tax rate increased due to the combination of the favorable resolution of the Company’s federal income tax audit in 2013, the unfavorable tax impact of changes in the geographic mix of earnings in 2014, and the retroactive extension of the 2012 federal R&D credit in 2013.

2014 Revenues Increased 7 Percent to $20.1 Billion and Adjusted Earnings Per Share Increased 14 Percent to $8.70

$Millions, except percentages
On an Adjusted Basis	Q4 ‘14	Q4 ‘13	YOY r	FY ‘14	FY ‘13	YOY r
Cost of Sales*	$825	$770	7%	$3,059	$2,870	7%
% of sales	15.9%	16.0%	(0.1) pts.	15.8%	15.8%	0.0 pts.
Research & Development	$1,168	$1,168	0%	$4,121	$3,929	5%
% of sales	22.6%	24.3%	(1.7) pts.	21.3%	21.6%	(0.3) pts.
Selling, General & Administrative	$1,305	$1,306	(0%)	$4,408	$4,905	(10%)
% of sales	25.2%	27.2%	(2.0) pts.	22.8%	27.0%	(4.2) pts.
TOTAL Operating Expenses	$3,298	$3,244	2%	$11,588	$11,704	(1%)

Tax Rate*	10.2%	12.7%	(2.5) pts.	14.9%	9.2%	5.7 pts.
pts: percentage points

*	Impact of Puerto Rico excise tax is included in Cost of Sales and Tax Rate. Excluding Puerto Rico excise tax, Cost of Sales would be 1.9 pts. lower for 2014 and Tax Rate would be 3.3 pts. higher for 2014.

Cash Flow and Balance Sheet

•

The Company generated $2.2 billion of free cash flow in the fourth quarter of 2014 versus $1.6 billion in the fourth quarter of 2013. For the full year, free cash flow increased $2.2 billion to $7.8 billion, driven by higher revenues, higher operating income, and improvements in working capital.

•	The Company’s first quarter 2015 dividend of $0.79 per share declared on Dec. 17, 2014, will be paid on March 6, 2015, to all stockholders of record as of Feb. 12, 2015.

•	During the fourth quarter, the Company repurchased 0.9 million shares of common stock at a total cost of $153 million. The company has $3.8 billion remaining under its stock repurchase authorization.

$Billions, except shares	Q4 ‘14	Q4 ‘13	YOY r	FY ‘14	FY ‘13	YOY r
Operating Cash Flow	$2.4	$1.8	$0.6	$8.6	$6.3	$2.3
Capital Expenditures	0.2	0.2	0.0	0.7	0.7	0.0
Free Cash Flow	2.2	1.6	0.6	7.8	5.6	2.2
Dividends Paid	0.5	0.4	0.1	1.9	1.4	0.5
Share Repurchase	0.2	0.0	0.2	0.2	0.8	(0.6)
Avg. Diluted Shares (millions)	772	766	6	770	765	5

Cash and Investments*	27.0	22.8	4.2	27.0	22.8	4.2
Debt Outstanding	30.7	32.1	(1.4)	30.7	32.1	(1.4)
Stockholders’ Equity	25.8	22.1	3.7	25.8	22.1	3.7

*	2013 includes long-term restricted investments.
Note: Numbers may not add due to rounding

2014 Revenues Increased 7 Percent to $20.1 Billion and Adjusted Earnings Per Share Increased 14 Percent to $8.70

2015 Guidance

For the full year 2015, the Company reaffirmed:

•	Total revenues to be in the range of $20.8 billion to $21.3 billion and adjusted EPS to be in the range of $9.05 to $9.40.

•	Adjusted tax rate to be in the range of 18 percent to 19 percent. This excludes the benefit of the federal R&D tax credit, which has not yet been extended for 2015.

•	Capital expenditures to be approximately $800 million.

Fourth Quarter Product and Pipeline Update

Key 2015 milestones:

Clinical Program	Indication	Milestone
Repatha™ (evolocumab)	Dyslipidemia	Global regulatory reviews
Corlanor® (ivabradine)	Chronic heart failure	US regulatory review
Kyprolis	Relapsed multiple myeloma	Global regulatory reviews
Talimogene laherparepvec	Metastatic melanoma	Global regulatory reviews
Brodalumab*	Asthma Moderate-to-severe plaque psoriasis	Phase 2b data Global submissions
AMG 416	Secondary hyperparathyroidism	Phase 3 data vs. Sensipar
AMG 334	Episodic migraine	Phase 3 initiation
Omecamtiv mecarbil**	Chronic heart failure	Phase 2b data
ABP 501 (adalimumab)	Moderate-to-severe rheumatoid arthritis	Phase 3 data
ABP 215 (bevacizumab)	Non-small cell lung cancer	Phase 3 data

*	Developed in collaboration with AstraZeneca
**	Developed in collaboration with Cytokinetics

The Company provided the following information on selected product and pipeline programs:

BLINCYTOTM (blinatumomab)

•	The Company discussed the U.S. Food and Drug Administration (FDA) approval of BLINCYTO for Philadelphia chromosome-negative relapsed/refractory B-precursor acute lymphoblastic leukemia.

Neulasta

•	The Company discussed that the FDA has granted approval of the Neulasta Delivery Kit, which contains the On-Body Injector for Neulasta.

2014 Revenues Increased 7 Percent to $20.1 Billion and Adjusted Earnings Per Share Increased 14 Percent to $8.70

Kyprolis

•

The Company announced that it has submitted a supplemental New Drug Application in the U.S. and a Marketing Authorization Application (MAA) in the European Union (EU) for relapsed multiple myeloma, and has been granted an accelerated assessment by the European Medicines Agency (EMA).

Corlanor® (ivabradine)

•

The Company announced a three month extension of the Prescription Drug User Fee Act (PDUFA) target action date for the Corlanor application due to a request from the FDA for submission of additional existing clinical data, which has been submitted.

Talimogene laherparepvec

•

The Company announced a three month extension of the PDUFA target action date for the talimogene laherparepvec application due to a request from the FDA for submission of additional existing manufacturing data, which has been submitted.

AMG 334

•	The Company discussed the completion of a Phase 2b study in episodic migraine as well as plans to initiate a Phase 3 study in 2015.

Brodalumab

•	The Company announced that it plans to submit a Biologics License Application (BLA) in the U.S. and a MAA in the EU for moderate-to-severe plaque psoriasis in 2015.

AMG 416

•	The Company announced that it expects Phase 3 data from its head-to-head study vs. Sensipar in the first half of 2015.

Immuno-oncology

•	The Company discussed how the recent Kite Pharma collaboration complements the Company’s immuno-oncology platforms.

Biosimilars

•

The Company announced that it expects Phase 3 data for biosimilar candidate ABP 501 (adalimumab) in patients with moderate-to-severe rheumatoid arthritis in the first quarter of 2015 and biosimilar candidate ABP 215 (bevacizumab) in patients with advanced non-small cell lung cancer in the second half of 2015.

2014 Revenues Increased 7 Percent to $20.1 Billion and Adjusted Earnings Per Share Increased 14 Percent to $8.70

Non-GAAP Financial Measures

In this news release, management has presented its operating results for the fourth quarters and full years of 2014 and 2013 in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on an adjusted (or non-GAAP) basis. In addition, management has presented its full year 2015 EPS and tax rate guidance in accordance with GAAP and on an adjusted (or non-GAAP) basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, restructuring and cost-savings initiatives and certain other items from the related GAAP financial measures. Management has also presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the fourth quarters and full years of 2014 and 2013. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP. Reconciliations for these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the news release.

The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s core business activities by facilitating comparisons of results of core business operations among current, past and future periods. In addition, the Company believes that excluding the non-cash amortization of intangible assets, including developed product technology rights, acquired in business combinations treats those assets as if the Company had developed them internally in the past, and thus provides a supplemental measure of profitability in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property. The Company believes that FCF provides a further measure of the Company’s liquidity.

The Company uses the non-GAAP financial measures set forth in the news release in connection with its own budgeting and financial planning. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

About Amgen

Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.

Amgen focuses on areas of high unmet medical need and leverages its biologics manufacturing expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be one of the world’s leading independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.

For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2013, and in any subsequent periodic reports on Form 10-Q and Form 8-K. Words such as “expect,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “assume,” or “continue,” and variations of such words and similar expressions are

2014 Revenues Increased 7 Percent to $20.1 Billion and Adjusted Earnings Per Share Increased 14 Percent to $8.70

intended to identify such forward looking statements. Reference is made in particular to forward-looking statements regarding product sales, revenue, expenses, earnings per share, tax rates, clinical trial results, regulatory filings and actions, Company strategy, restructuring charges, staff reductions and facility closures/dispositions and trends. We are providing this information as of the date of this news release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign), and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payors, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Our efforts to integrate the operations of companies we have acquired may not be successful. Cost saving initiatives may result in us incurring impairment or other related charges on our assets. We may experience difficulties, delays or unexpected costs and not achieve anticipated cost savings from our recently announced restructuring plans. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock.

###

CONTACT: Amgen, Thousand Oaks

Cuyler Mayer, 805-447-6332 (media)

Trish Hawkins, 805-447-5631 (media)

Arvind Sood, 805-447-1060 (investors)

2014 Revenues Increased 7 Percent to $20.1 Billion and Adjusted Earnings Per Share Increased 14 Percent to $8.70

Amgen Inc.

Condensed Consolidated Statements of Income - GAAP

(In millions, except per share data)

(Unaudited)

	Three months ended December 31,		Years ended December 31,
	2014	2013	2014	2013
Revenues:
Product sales	$5,174	$4,799	$19,327	$18,192
Other revenues	157	212	736	484

Total revenues	5,331	5,011	20,063	18,676

Operating expenses:
Cost of sales	1,183	1,029	4,422	3,346
Research and development	1,234	1,249	4,297	4,083
Selling, general and administrative	1,327	1,521	4,699	5,184
Other	128	25	454	196

Total operating expenses	3,872	3,824	13,872	12,809

Operating income	1,459	1,187	6,191	5,867
Interest expense, net	261	261	1,071	1,022
Interest and other income, net	88	88	465	420

Income before income taxes	1,286	1,014	5,585	5,265

Provision for income taxes	(8)	(7)	427	184

Net income	$1,294	$1,021	$5,158	$5,081

Earnings per share:
Basic	$1.70	$1.35	$6.80	$6.75
Diluted	$1.68	$1.33	$6.70	$6.64
Weighted average shares used in calculation of earnings per share:
Basic	761	754	759	753
Diluted	772	766	770	765

2014 Revenues Increased 7 Percent to $20.1 Billion and Adjusted Earnings Per Share Increased 14 Percent to $8.70

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash, cash equivalents and marketable securities	$27,026	$19,401
Trade receivables, net	2,546	2,697
Inventories	2,647	3,019
Other current assets	2,494	2,250

Total current assets	34,713	27,367
Property, plant and equipment, net	5,223	5,349
Intangible assets, net	12,693	13,262
Goodwill	14,788	14,968
Restricted investments	—	3,412
Other assets	1,592	1,767

Total assets	$69,009	$66,125

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$6,508	$5,442
Current portion of long-term debt	500	2,505

Total current liabilities	7,008	7,947
Long-term debt	30,215	29,623
Long-term deferred tax liability	3,461	3,498
Other non-current liabilities	2,547	2,961
Stockholders’ equity	25,778	22,096

Total liabilities and stockholders’ equity	$69,009	$66,125

Shares outstanding	760	755

2014 Revenues Increased 7 Percent to $20.1 Billion and Adjusted Earnings Per Share Increased 14 Percent to $8.70

Amgen Inc.

GAAP to Adjusted Reconciliations

(In millions)

(Unaudited)

	Three months ended December 31,		Years ended December 31,
	2014	2013	2014	2013
GAAP cost of sales:	$1,183	$1,029	$4,422	$3,346
Adjustments to cost of sales:
Acquisition-related expenses (a)	(279)	(256)	(1,249)	(467)
Impairment and accelerated depreciation charges pursuant to our restructuring initiative	(76)	—	(104)	—
Stock option expense	(3)	(3)	(10)	(9)

Total adjustments to cost of sales	(358)	(259)	(1,363)	(476)

Adjusted cost of sales	$825	$770	$3,059	$2,870

GAAP research and development expenses	$1,234	$1,249	$4,297	$4,083
Adjustments to research and development expenses:
Acquisition-related expenses (b)	(32)	(79)	(124)	(142)
Accelerated depreciation and other charges pursuant to our restructuring initiative	(34)	—	(49)	—
Stock option expense	—	(2)	(3)	(12)

Total adjustments to research and development expenses	(66)	(81)	(176)	(154)

Adjusted research and development expenses	$1,168	$1,168	$4,121	$3,929

GAAP selling, general and administrative expenses	$1,327	$1,521	$4,699	$5,184
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (c)	(32)	(212)	(150)	(266)
Expense resulting from clarified guidance on branded prescription drug fee (d)	16	—	(129)	—
Accelerated depreciation and other charges pursuant to our restructuring initiative	(6)	—	(9)	—
Stock option expense	—	(3)	(3)	(13)

Total adjustments to selling, general and administrative expenses	(22)	(215)	(291)	(279)

Adjusted selling, general and administrative expenses	$1,305	$1,306	$4,408	$4,905

GAAP operating expenses	$3,872	$3,824	$13,872	$12,809
Adjustments to operating expenses:
Adjustments to cost of sales	(358)	(259)	(1,363)	(476)
Adjustments to research and development expenses	(66)	(81)	(176)	(154)
Adjustments to selling, general and administrative expenses	(22)	(215)	(291)	(279)
Certain charges pursuant to our restructuring and other cost savings initiatives (e)	(66)	(25)	(434)	(71)
(Expense)/Benefit resulting from changes in the estimated fair values of the contingent consideration obligations related to prior year business combinations	(17)	(2)	30	(113)
Write-off of a non-key in-process R&D program acquired in a prior year business combination	(46)	—	(46)	—
Other (f)	1	2	(4)	(12)

Total adjustments to operating expenses	(574)	(580)	(2,284)	(1,105)

Adjusted operating expenses	$3,298	$3,244	$11,588	$11,704

GAAP operating income	$1,459	$1,187	$6,191	$5,867
Adjustments to operating expenses	574	580	2,284	1,105

Adjusted operating income	$2,033	$1,767	$8,475	$6,972

GAAP income before income taxes	$1,286	$1,014	$5,585	$5,265
Adjustments to income before income taxes:
Adjustments to operating expenses	574	580	2,284	1,105
Non-cash interest expense associated with our convertible notes	—	—	—	12
Bridge financing costs associated with the Onyx business combination	—	—	—	22

Total adjustments to income before income taxes	574	580	2,284	1,139

Adjusted income before income taxes	$1,860	$1,594	$7,869	$6,404

GAAP provision for income taxes	$(8)	$(7)	$427	$184
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (g)	187	228	717	376
Other income tax adjustments (h)	11	(18)	25	30

Total adjustments to provision for income taxes	198	210	742	406

Adjusted provision for income taxes	$190	$203	$1,169	$590

GAAP net income	$1,294	$1,021	$5,158	$5,081
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect of the above adjustments	387	352	1,567	763
Other income tax adjustments (h)	(11)	18	(25)	(30)

Total adjustments to net income	376	370	1,542	733

Adjusted net income	$1,670	$1,391	$6,700	$5,814

2014 Revenues Increased 7 Percent to $20.1 Billion and Adjusted Earnings Per Share Increased 14 Percent to $8.70

Amgen Inc.

GAAP to Adjusted Reconciliations

(In millions, except per share data)

(Unaudited)

The following table presents the computations for GAAP and Adjusted diluted EPS.

	Three months ended December 31, 2014		Three months ended December 31, 2013
	GAAP	Adjusted	GAAP	Adjusted
Net income	$1,294	$1,670	$1,021	$1,391
Weighted-average shares for diluted EPS	772	772	766	766

Diluted EPS	$1.68	$2.16	$1.33	$1.82

	Year ended December 31, 2014		Year ended December 31, 2013
	GAAP	Adjusted	GAAP	Adjusted
Net income	$5,158	$6,700	$5,081	$5,814
Weighted-average shares for diluted EPS	770	770	765	765

Diluted EPS	$6.70	$8.70	$6.64	$7.60

(a)	The adjustments related primarily to non-cash amortization of intangible assets, including developed product technology rights, acquired in business combinations. For the year ended December 31, 2014, the adjustments also included a $99-million charge related to the termination of a supply contract with F. Hoffmann-La Roche Ltd. as a result of acquiring the licenses to filgrastim and pegfilgrastim effective January 1, 2014.
(b)	The 2014 adjustments related primarily to non-cash amortization of intangible assets acquired in business combinations. For the three months ended December 31, 2013, the adjustments related primarily to charges associated with the Onyx business combination, which included the acceleration of Onyx unvested equity compensation (Onyx equity compensation). The three months and year ended December 31, 2013, also included adjustments related primarily to non-cash amortization of intangible assets acquired in business combinations.
(c)	The 2014 adjustments related primarily to non-cash amortization of intangible assets acquired in business combinations. The adjustments in 2013 related primarily to the Onyx equity compensation.
(d)	The 2014 adjustments related to the Internal Revenue Service issuing final regulations that required us to recognize an additional year of the non-tax deductible branded prescription drug fee.
(e)	The adjustments related primarily to severance expenses.
(f)	The adjustments for 2014 and the three months ended December 31, 2013, related primarily to various acquisition-related expenses. For the year ended December 31, 2013, the adjustments related primarily to various legal proceedings.
(g)	The tax effect of the adjustments between our GAAP and Adjusted results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including restructuring expense, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rates for the adjustments to our GAAP income before income taxes, for the three months and year ended December 31, 2014, were 32.6% and 31.4%, respectively, compared with 39.3% and 33.0% for the corresponding periods of the prior year.
(h)	The adjustments in 2014 and the three months ended December 31, 2013, related primarily to certain prior period items excluded from adjusted earnings. For the year ended December 31, 2013, the adjustments related to resolving certain non-routine transfer-pricing and acquisition-related issues with tax authorities as well as the impact related to certain prior period items excluded from adjusted earnings.

2014 Revenues Increased 7 Percent to $20.1 Billion and Adjusted Earnings Per Share Increased 14 Percent to $8.70

Amgen Inc.

Reconciliations of Free Cash Flow

(In millions)

(Unaudited)

	Three months ended December 31,		Years ended December 31,
	2014	2013	2014	2013
Operating Cash Flow	$2,445	$1,835	$8,555	$6,291
Capital Expenditures	(203)	(201)	(718)	(693)
Free Cash Flow	$2,242	$1,634	$7,837	$5,598

Reconciliation of GAAP EPS Guidance to Adjusted

EPS Guidance for the Year Ending December 31, 2015

(Unaudited)

			2015
GAAP diluted EPS guidance			$7.48	—	$7.87
Known adjustments to arrive at Adjusted earnings*:
Acquisition-related expenses	(a	)	1.21
Restructuring and other cost savings initiatives			0.32	—	0.36

Adjusted diluted EPS guidance			$9.05	—	$9.40

*	The known adjustments are presented net of their related tax impact which amount to approximately $0.73 to $0.75 per share in the aggregate.
(a)	The adjustments relate primarily to non-cash amortization of intangible assets acquired in prior year business combinations.

Reconciliation of GAAP Tax Rate Guidance to Adjusted

Tax Rate Guidance for the Year Ending December 31, 2015

(Unaudited)

	2015
GAAP tax rate guidance	14%	—	16%
Tax rate effect of known adjustments discussed above	3%	—	4%

Adjusted tax rate guidance	18%	—	19%